Exhibit 99.1
PDC ENERGY, INC.
2018 PERFORMANCE SHARE AGREEMENT
This Performance Share Agreement (hereinafter referred to as the "Agreement") dated February 21, 2018 is by and between PDC Energy. Inc., a Delaware Corporation (hereinafter referred to as the "Company") and _________________ (hereinafter referred to as "Executive").
Article 1

PURPOSE OF AGREEMENT
1.1    Purpose of Grant. Pursuant to the Company's Amended and Restated 2010 Long-Term Equity Compensation Plan (hereinafter referred to as the "Plan") and subject further to the terms and conditions herein set forth, the Company and Executive enter into this Agreement pursuant to which the Executive may earn Performance Shares. Each Performance Share represents the value of one share of $0.01 par value common stock of the Company. Upon the Company's achievement of pre-determined objectives for a specified performance period (hereinafter referred to as the "Performance Period"), the Company will distribute to the Executive a number of Shares equal to the number of Performance Shares earned by the Executive for the Performance Period, or a cash payment equal to the Fair Market Value of such number of Shares.
1.2    Committee Authority. The Plan is administered by the Compensation Committee of the Board (hereinafter referred to as the "Committee"). Under the Plan, the Committee has, among its other powers, the authority to determine the final payout under the Agreement.
ARTICLE 2

PERFORMANCE CONDITIONS
2.1    Performance Period. Pursuant to this Agreement, the Performance Period will be the three-year period beginning January 1, 2018 and ending on December 31, 2020.
2.2    Performance Award. Executive has a target of _______ Performance Shares (hereinafter referred to as the "Target Award") for the Performance Period. The range of Performance Shares which may be earned by the Executive for the Performance Period is -0- to [Insert number equal to 200% of Target Award].

2.3    Performance Metric. Subject to Section 2.8, Awards of Performance Shares will be paid out to the Executive, if at all, following the close of the Performance Period based generally upon Total Shareholder Return ("TSR") of the Company relative to TSR for the Peer Companies (defined below) for such Performance Period (the "Performance Metric").
2.4    Total Shareholder Return (TSR).
(a)    General. For purposes of the Performance Metric, except as otherwise provided in 2.4(b) or Section 2.8 below, TSR for a company, including the Company, will be a percentage equal to (x) the “Performance Period Value Change” (as defined below) divided by (y) the “Beginning Value” (as defined below).
(i)    “Performance Period Value Change” shall mean:
(1)    Average Share Price for the last twenty (20) business days of the Performance Period, minus
(2)    Beginning Value,
plus
(3)    Dividends (cash or stock based on ex-dividend date) paid per share of company common stock over the Performance Period.
(ii)    “Beginning Value” shall mean the Average Share Price for the twenty (20) business days preceding the beginning of the Performance Period.
(b)    Acquired Companies. Notwithstanding the foregoing, TSR for any Acquired Company (as defined in Section 2.6, below) will be a percentage equal to the difference between (x) the product of (I) 100% plus the “Independent Period TSR” (as defined below) multiplied by (II) 100% plus the “Index Return” (as defined below), minus (y) 100%.
(i)    “Independent Period TSR” shall mean the “Independent Period Value Change” (as defined below) divided by the Beginning Value.
(ii)    “Independent Period Value Change” shall mean:
(1)    The closing share price of the Acquired Company on the date on which the acquisition of the Acquired Company occurs (the date of the acquisition being the “Acquisition Date”), or if there is no closing price on the Acquisition Date, then on the most recent trading day preceding the Acquisition Date,

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minus
(2)    Beginning Value,
plus
(3)    Dividends (cash or stock based on ex-dividend date) paid per share of company common stock between the beginning of the Performance Period and the Acquisition Date,
(iii)     “Index Return” shall mean:
(1)    The difference of (A) the average daily index value of the SIG Oil Exploration & Production Index or any successor index thereto (“EPX”) for the last twenty (20) business days of the Performance Period, minus (B) the index value of the EPX on the Acquisition Date.
divided by
(2)    The index value of the EPX on the Acquisition Date.
2.5    Average Share Price. For purposes of determining the TSR used in the Performance Metric, the "Average Share Price" means the average daily closing price of the shares on the NASDAQ Global Select Market (or if the company is not listed on the NASDAQ Global Select Market, then on the principal securities exchange on which such shares are tracked) as published by a reputable source over the relevant measuring period.
2.6    Peer Companies. For purposes of the Performance Metric for the relevant Performance Period, the "Peer Companies" means the companies listed on Schedule A. Failed Companies (as defined below), Delisted Companies (as defined below), and Acquired Companies (as defined below) shall remain as Peer Companies, with Failed Companies and Delisted Companies treated in the manner set forth in Section 2.7, and the TSR of any Acquired Companies calculated in accordance with Section 2.4(b), above. “Failed Companies,” shall mean Peer Companies that cease to be publicly traded on a national securities exchange as of the end of the Performance Period as a result of a liquidation commenced under Chapter 7 of the Bankruptcy Code, an assignment of the Company’s assets for the benefit of creditors under applicable state law, or the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code. “Delisted Companies” shall mean Peer Companies that cease to be publicly traded on a national securities exchange at any time during the Performance Period (irrespective of whether they again become publicly traded on a national securities exchange during the Performance Period) as a result of any involuntary failure to meet the listing requirements of such national securities exchange (such as any failure to

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meet the minimum common stock price requirement of the exchange), but shall not include any Peer Company that does not meet the listing requirements as a result of any voluntary going private or similar transaction. “Acquired Companies” shall mean Peer Companies that cease to be independently publicly traded on a national securities exchange during the Performance Period as a result of being acquired by another entity (irrespective of whether such acquiring entity is itself publicly traded), or that do not meet the listing requirements of any national securities exchange as a result of any voluntary going private or similar transaction. No companies may be added to the list during the Performance Period.
2.7    Award Determination.
(a)    General. At the end of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period with the highest TSR being number 1 and the lowest TSR being the number of Peer Companies, including the Company, remaining in the group at the end of the Performance Period, with any and all Failed Companies and Delisted Companies being ranked in last place on the list. Based on the Company's relative TSR rank among the Peer Companies for the Performance Period, Executive will have earned Performance Shares as determined by the Company's rank as follows:

•	If the Company is ranked at or above the 90th percentile of the Peer Companies, including the Company, 200% of the Target Award

•	If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target Award

•	If the Company is ranked at the 25th percentile of the Peer Companies, including the Company, 50% of the Target Award

•	If the Company is ranked below the 25th percentile of the Peer Companies, including the Company, no award will be paid
If the Company is ranked between any of these payout levels, the percentage multiple of the Target Award will be interpolated based on the actual percentile ranking of the Company (rounded to the nearest whole percentile) in relation to the payout levels.
(b)    Cap if TSR is Negative. Notwithstanding Section 2.7(a), if the Company's overall TSR is negative for the Performance Period, then the number of Performance Shares earned will be the lesser of (i) one hundred percent (100%) of the Target Award, or (ii) the number of Performance Shares determined in accordance with Section 2.7(a) based on the Company’s relative TSR rank during the Performance Period.

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(c)    Floor if TSR Meets Minimum Level. Notwithstanding Section 2.7(a), if the Company's TSR over the Performance Period is at least 52.0875% (i.e. 15% annualized), then the number of Performance Shares earned will be the greater of (i) 50% of the Target Award, or (ii) the number of Performance Shares determined in accordance with Section 2.7(a) based on the Company’s relative TSR rank during the Performance Period.
2.8    Termination of Continuous Service or Change in Control Prior to End of Performance Period.
[(a)    Voluntary or Involuntary Termination Prior to Change in Control. If the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive's Continuous Service during the Performance Period, in either case before a Change in Control, all Performance Shares will be immediately forfeited.][ALTERNATIVE 1 – FOR EXECUTIVES WITH EMPLOYMENT AGREEMENTS.]
[(a)    Voluntary or Involuntary Termination Prior to Change in Control.
(i)    General. Except as provided below, if the Executive voluntarily terminates Continuous Service or if the Company terminates the Executive's Continuous Service during the Performance Period, in either case before a Change in Control, all Performance Shares will be immediately forfeited. If Executive remains in Continuous Service throughout the Performance Period, the Performance Shares shall vest and be earned as stated in Section 2.3 – 2.7 above based on the relative TSR of the Company.
(ii)    Termination without Cause; Resignation for Good Reason prior to a Change in Control. Notwithstanding the foregoing, in the event that prior to a Change in Control Executive’s Continuous Service is terminated by the Company without “Cause” or by Executive for “Good Reason” (each as defined in the Company severance plan in which Executive is a participant), then the Executive may be eligible to receive payment of all or a portion of the Performance Shares, if any, that Executive would have received at the end of the Performance Period (based on achievement of the Performance Metric) had Executive not terminated Continuous Service (the “Potential Shares”). Within forty-five days of the date of termination, the Committee shall determine, in its sole and absolute discretion, the portion, if any, of the Potential Shares that Executive shall be entitled to receive, which determination shall be based on such factors as the Committee deems relevant, including, but not limited to, the length of Executive’s Continuous Service during the Performance Period and the circumstances surrounding Executive’s termination. Notwithstanding the foregoing, the Committee shall maintain discretion at any time prior to payment to reduce or eliminate the payment to which Executive is otherwise due based on Executive’s failure to comply with any post-termination restrictive covenants.][ALTERNATIVE 2 – FOR EXECUTIVES IN THE SEVERANCE PLAN.]

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(b)    Death or Disability. Notwithstanding Section 2.8(a), in the event of the death or Disability of the Executive during the Performance Period, in either case before a Change in Control, the Executive (or Executive’s estate) will receive a pro-rata number of Performance Shares (based on the number of completed months during the Performance Period compared to the total number of months in the Performance Period) based on actual results at the end of the Performance Period. Notwithstanding the foregoing, if the triggering event is due to a death that occurs during the first two (2) years of the Performance Period, such pro-rata number of Performance Shares will be based on actual results through the date of death with the Performance Metric calculated with reference to the Average Share Price for the twenty (20) business days prior to the date of death.
(c)    Change in Control. In the event of a Change in Control:
(1)    If less than one-half of the Performance Period has elapsed with respect to the Performance Shares, then one hundred percent (100%) of the Target Award for the Performance Period will be paid to the Executive.
(2)    If at least one-half of the Performance Period has elapsed with respect to the Performance Shares, then the Executive will receive the greater of (A) one hundred percent (100%) of the Target Award or (B) the percentage corresponding to the actual performance level achieved as of the date of the Change in Control.
(d)    Continuous Service. For purposes of this Agreement, the term “Continuous Service” shall mean Executive’s uninterrupted service to the Company or an Affiliate as an Employee, Non-Employee Director, or consultant. The Committee shall determine in its discretion whether and when Executive’s Continuous Service has ended (including as a result of any leave of absence); provided, however, that Executive’s Continuous Service shall not be deemed to have ended in the event Executive retires or otherwise terminates as an Employee but continues to perform services as a Non-Employee Director or consultant.
2.9    Payment of Performance Shares.
(a)    Performance Shares earned for the Performance Period will be paid to the Executive only following the Committee's formal review and certification of the actual TSR performance results for the Performance Period.
(b)    Performance Shares payable to an Executive pursuant to Section 2.3 following the close of the Performance Period will be paid in a lump sum to the Executive within seventy-four (74) days following the close of the Performance Period.
(c)    Performance Shares payable to an Executive pursuant to Section 2.8(b) will be paid in a lump sum to the Executive within seventy-four (74) days following the close of the

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Performance Period, except in the case of a death during the first two (2) years of the Performance Period, in which case payment will be made within seventy-four (74) days following the date of death.
(d)    Performance Shares payable to an Executive pursuant to Section 2.8(c) following a Change in Control will be paid in a lump sum to the Executive within seventy-four (74) days following the date of the Change in Control.
(e)    Payment in respect of earned Performance Shares shall be made by distributing a number of Shares of stock equal to the number of Performance Shares earned, or through payment of cash equal to the Fair Market Value of such number of Shares determined as of the date on which the Executive earned the Performance Shares (i.e. the last day of the Performance Period, the date of death, or the date of the Change in Control, as applicable), or any combination thereof, as determined by the Committee in its sole discretion.
2.10    Tax Withholding. Executive shall make arrangements with the Company to satisfy all applicable income and employment tax withholdings that may result from the issuance of Shares or the payment of cash hereunder, which withholdings may, if payment under Section 2.9 is made all or in part through the issuance of Shares, be satisfied (at the election of Executive made prior to the payment date): (i) by Executive paying to the Company directly in cash the amount of such withholdings, (ii) by having the Company withhold from Shares paid to Executive a number of Shares necessary to satisfy such tax withholding obligations, or (iii) by a combination of the foregoing methods; provided, however, that in the absence of an affirmative election by Executive prior to the payment date, the Company shall satisfy such tax obligations pursuant to subsection (ii), above. In addition, to the extent provided by the Plan, the Executive may elect to have the Company perform additional voluntary tax withholding through the withholding of Shares up to the maximum statutory tax rates in the Executive’s applicable jurisdictions.
2.11    Dividend Equivalents. Executive shall be entitled to a cash payment with respect to each Performance Share earned and payable under this Agreement in an amount equal to the ordinary cash dividends that would have been payable to Executive had Executive been the owner of an actual Share of stock (as opposed to a Performance Share) from the first date of the Performance Period through the date the Performance Share is paid. Such cash payment shall be made in a single lump sum on the date on which payment is made in respect of the related Performance Share pursuant to Section 2.9.
2.12    Stockholder Rights. An Executive will not have any voting or other stockholder rights with respect to any Performance Shares. Executive shall have full stockholder rights with respect to any Shares issued as payment for Performance Shares pursuant to Section 2.9.

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2.13    Fractional Shares. The Company will not be required to issue any fractional Shares pursuant to this Agreement. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
ARTICLE 3

GENERAL
3.1    Capitalized Terms. All capitalized terms shall have the meeting ascribed to them under this Agreement or, if not otherwise defined in this Agreement, then such capitalized terms will have the meaning ascribed to them under the Plan.
3.2    Construction. The provisions of this Agreement will be construed in a manner consistent with the Plan. In the event of any inconsistency between the terms of the Agreement and the terms of the Plan, the terms of the Plan will control.
3.3    Compliance with Section 409A of the Internal Revenue Code. This Agreement and all payments made hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and this Agreement shall be interpreted accordingly.
3.4    Consent Relating to Personal Data. Executive voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section even though Executive is not obliged to consent to such collection, use, processing and transfer of personal data. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about Executive, including Executive’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all equity awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Executive’s favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Executive’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Executive authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Executive’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Executive’s behalf to a broker or other third party with whom Executive may elect to deposit any Shares acquired pursuant to the Plan. Executive may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

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3.5    Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, any amounts payable hereunder are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
3.6    Electronic Delivery. EXECUTIVE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE GRANT DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EXECUTIVE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EXECUTIVE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.
3.7    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to Executive, to Executive’s address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.
3.8    Amendment. This Agreement may be amended by the Committee at any time without Executive’s consent if such amendment does not reduce the benefits to which Executive was entitled. In all other cases, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Executive.
3.9    Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.
3.10    Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

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3.11    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and to Executive and their respective heirs, executors, administrators, legal representatives, successors and assigns.
3.12    Rights to Employment. Nothing contained in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company and this Agreement is limited solely to governing the parties’ rights and obligations with respect to the Performance Shares.
3.13    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.
3.14    Company Policies to Apply. The sale of any Shares received as payment hereunder is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, Executive’s participation in the Plan and receipt of remuneration as a result of the Performance Shares is subject in all respects to any Company compensation clawback policies that may be in effect from time to time.

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IN WITNESS WHEREOF, the Company and Executive hereby execute this Agreement to be effective as of the day and year first above written.
ATTEST:
[Corporate Seal]                PDC ENERGY, INC.

By:

Sue Sander                    __________________________

Date:_____________________________________

EXECUTIVE

Witness                    Signature

Date:

Please sign, date and return the signed agreement immediately to Kara Ullrich. If you are not in the office, please fax or email by PDF immediately to Kara Ullrich.

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SCHEDULE A
PEER COMPANIES
The following 14 companies compromise the Peer Companies for the 2018 – 2020 Performance Period:

•	Callon Petroleum Company (CPE)

•	Carrizo Oil & Gas Inc. (CRZO)

•	Diamondback Energy, Inc. (FANG)

•	Energen Corporation (EGN)

•	Laredo Petroleum Holdings, Inc. (LPI)

•	Matador Resources Company (MTDR)

•	Newfield Exploration Company (NFX)

•	Oasis Petroleum Inc. (OAS)

•	Parsley Energy, Inc. (PE)

•	QEP Resources, Inc. (QEP)

•	RSP Permian, Inc. (RSPP)

•	SM Energy Company (SM)

•	SRC Energy Inc. (SRCI)

•	WPX Energy, Inc. (WPX)

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